Exhibit 3.3

CERTIFICATE OF FORMATION

OF

WORLD WRESTLING ENTERTAINMENT, LLC

This Certificate of Formation of World Wrestling Entertainment, LLC, dated as of September 12, 2023, has been duly executed and is being filed by Nick Khan, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST: The name of the limited liability company is World Wrestling Entertainment, LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808.

THIRD: The name and address of the registered agent for service of process of the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808.

FOURTH: This Certificate of Formation shall be effective at 8:02 a.m. Eastern Time on the 12th day of September, 2023.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Nick Khan
Name: Nick Khan
Title: President

[Signature Page to Certificate of Formation of World Wrestling Entertainment, LLC]